CREDIT AGREEMENT

     THIS AGREEMENT is entered into as of September 1, 1995, by and between Optima Wheel, Inc., a California corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITAL
                                    -------

     Borrower has requested from Bank the credit accommodations described below (collectively, the "Credits"), and Bank has agreed to provide the Credits to Borrower on the terms and conditions contained herein.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

                                   ARTICLE I
                                   ---------

                                  THE CREDITS
                                  -----------

     SECTION 1.1.   LINE OF CREDIT.

     (a)  LINE OF CREDIT.   Subject to the terms and conditions of this
Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including September 1, 1996, not to exceed at any time the aggregate principal amount of Three Million Dollars ($3,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note substantially in the form of Exhibit A attached

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hereto ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

     (b)  LIMITATION ON BORROWINGS.   Outstanding borrowings under the Line of
Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower's assigned eligible accounts receivable, plus thirty percent (30%) of the value of Borrower's eligible inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as lower of cost or market value; provided however, that the outstanding principal balance of all borrowings against Borrower's inventory shall not at any time exceed an aggregate of One Million Dollars ($1,000,000.00). All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters,

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events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

     As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

          (i) any account which is past due more than twice Borrower's standard selling terms;

         (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

        (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which Bank's forms N-138 and N-139 have been duly executed and acknowledged);
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         (iv)   any account which represents an obligation of an account debtor located in a foreign country, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

          (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

         (vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor;

        (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

       (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

         (ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the

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account debtor is engaged, to be unsatisfactory.

     SECTION 1.2.    TERM LOAN I.

     (a) TERM LOAN I. Bank has made a loan to Borrower in the original principal amount of Five Hundred Thousand Dollars ($500,000.00) ("Term Loan I"), on which the outstanding principal balance as of the date hereof is $347,221.00. Borrower's obligation to repay Term Loan I is evidenced by a promissory note substantially in the form of Exhibit B attached hereto ("Term
Note I"), all terms of which are incorporated herein by this reference. Subject to the terms and conditions of this Agreement, Bank hereby confirms that Term Loan I remains in full force and effect.

     (b) REPAYMENT. The principal amount of Term Loan I shall be repaid in accordance with the provisions of Term Note I.

     (c) PREPAYMENT. Borrower may prepay principal on Term Loan I solely in accordance with the provisions of Term Note I.

     SECTION 1.3.   TERM LOAN II.

     (a) TERM LOAN II. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower in the principal amount of Two Hundred Five Thousand Dollars ($205,000.00) ("Term Loan II"), the proceeds of which shall be used to purchase equipment. Borrower's obligation to repay Term Loan II shall be evidenced by a promissory note substantially in the form of Exhibit C attached hereto ("Term Note II"), all terms of which are incorporated herein by this reference. Bank's commitment to

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grant Term Loan II shall terminate on October 1, 1995.

     (b) REPAYMENT. The principal amount of Term Loan II shall be repaid in accordance with the provisions of Term Note II.

     (c) PREPAYMENT. Borrower may prepay principal on Term Loan II solely in accordance with the provisions of Term Note II.

     SECTION 1.4.   INTEREST/FEES.

     (a) INTEREST. The outstanding principal balance of the Line of Credit, Term Loan I and Term Loan II shall bear interest at the rate of interest set forth in the Line of Credit Note, Term Loan I Note and Term Loan II Note.

     (b) COMPUTATION AND PAYMENT. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note, Term Note I and Term Note II (collectively, the "Notes").

     (c) LINE OF CREDIT COMMITMENT FEE. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Five Thousand Dollars ($5,000.00), which commitment fee shall be due and payable in full on the date of this Agreement.

     (d) TERM LOAN II FEE. Borrower shall pay to Bank a non-refundable loan fee for Term Loan II equal to Five Hundred Dollars ($500.00), which fee shall be due and payable in full on the date of this Agreement.

     SECTION 1.5. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each Credit by charging Borrower's demand deposit account number 4888-

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015120 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

     SECTION 1.6.   COLLATERAL.

     As security for the Line of Credit of Borrower to Bank pursuant to this Agreement, Borrower grants to Bank security interests of first priority in all Borrower's accounts receivable, inventory, rights to payment, general intangibles and equipment and as security for Term Loan I and Term Loan II of Borrower to Bank pursuant to this Agreement, Borrower grants to Bank security interests of first priority in all of Borrower's equipment.

     All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

     SECTION 1.7. GUARANTIES. All indebtedness of Borrower to Bank pursuant to this Agreement shall be guaranteed by Pacific Baja Light Metals Holding Inc. in the principal amount of Three Million Five Hundred Fifty-Five Thousand Dollars ($3,555,000.00) and Naresh

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Saxena, S.K. Durairaj, Mugurdich Balabanian, Lennart Renberg and Michael Joyce
in the principal amount of Seven Hundred Twenty-Five Thousand ($725,000.00), each, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

                                  ARTICLE II
                                  -----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 2.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     SECTION 2.2. AUTHORIZATION AND VALIDITY. This Agreement, the Notes, and each other document, contract and instrument required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in

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accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated June 30, 1995, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated

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or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

     SECTION 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

     SECTION 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

     SECTION 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified

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from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     SECTION 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable Federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, the Federal Toxic Substances Control Act and the California Health and Safety Code, as any of the same may be amended, modified or supplemented from

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time to time.  None of the operations of Borrower is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

                                  ARTICLE III
                                  ----------

                                  CONDITIONS
                                  ----------

     SECTION 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to grant any of the Credits is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) APPROVAL OF BANK COUNSEL. All legal matters incidental to the granting of each of the Credits shall be satisfactory to Bank's counsel.

     (b) DOCUMENTATION. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

       (i)   This Agreement and the Notes.

      (ii)   Corporate Borrowing Resolution

     (iii)   Certificate of Incumbency

      (iv)   Articles of Incorporation

       (v)   Continuing Guaranties from all guarantors listed in Section 1.7.

      (vi)   Resolution Authorizing Execution of Guaranty

     (vii)   Security Agreement: Equipment

    (viii)   Continuing Security Agreement: Rights to Payment and Inventory

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      (ix)   UCC Financing Statement.

       (x) Such other documents as Bank may require under any other Section of this Agreement.

     (c) FINANCIAL CONDITION. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

     (d) INSURANCE. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) COMPLIANCE. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and

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be continuing or shall exist.

     (b) DOCUMENTATION. Bank shall have received all additional documents which may be required in connection with such extension of credit.

                                  ARTICLE IV
                                  ----------

                             AFFIRMATIVE COVENANTS
                             ---------------------

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any of the Credits at any time exceeds any limitation on borrowings applicable thereto.

     SECTION 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

     SECTION 4.3.   FINANCIAL STATEMENTS.  Provide to Bank all of

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the following, in form and detail satisfactory to Bank:

     (a) not later than 120 days after and as of the end of each fiscal year, a reviewed consolidated and consolidating financial statement of Borrower, Pacific Baja Light Metals Holding Inc. and Baja Pacific Light Metals, Inc. prepared by a certified public accountand acceptable to Bank, to include balance sheet and income statement, statement of cash flow and all footnotes;

     (b) not later than 45 days after and as of the end of each fiscal quarter, a consolidated and consolidating financial statement of Borrower, Pacific Baja Light Metals Holding Inc. and Baja Pacific Light Metals, Inc. prepared by Borrower, to include balance sheet and income statement;

     (c) not later than 15 days after and as of the end of each month, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts;

     (d) not later than 120 days after and as of the end of each calendar year, a self-prepared financial statement of Pacific Baja Light Metals Holding Inc., Naresh Saxena, S. K. Durairaj, Mugurdich Balabanian, Lennart Renberg and Michael Joyce, to include balance sheet and income statement , and within 30 days after filing, but in no event later than each November 15th, copies of the filed Federal income tax returns for such year for each individual listed above;

     SECTION 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and

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franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

     SECTION 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation Federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's

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

satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

     SECTION 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower.

     SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower's, Baja Pacific Light Metals Inc.'s and Pacific Baja Light Metals Holding Inc.'s financial condition on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

     (a) Working Capital not at any time less than $250,000.00, with "Working Capital" defined as total current assets minus total current liabilities.

     (b) Tangible Net Worth not at any time less than $5,000,000.00, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (c) Total Liabilities divided by Tangible Net Worth not at any time greater than 2.0 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

     (d) Pre-tax profit not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

     (e)  EBITDA Coverage Ratio not less than 2.0 to 1.0 as of

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each fiscal year end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

     SECTION 4.10. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices, except to the extent modified by the following definitions:

     (a) Working Capital not at any time less than $500,000.00, with "Working Capital" defined as total current assets minus total current liabilities.

     (b) Tangible Net Worth not at any time less than $2,500,000.00, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (c) Total Liabilities divided by Tangible Net Worth not at any time greater than 2.5 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

     (d) Pre-tax profit not less than $1.00 on a quarterly basis, determined as of each fiscal quarter end.

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

     (e) EBITDA Coverage Ratio not less than 2.0 to 1.0 as of each fiscal year end, with "EBITDA"defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

     SECTION 4.11.  NOTICE TO BANK.  Promptly (but in no event more than five
(5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, or any action, claim, investigation, suit or proceeding pending or asserted by or before any governmental authority, arbitrator, court or administrative agency challenging or denying Borrower's qualification for tax treatment as if it were a partnership for income tax purposes]; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

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

                                   ARTICLE V
                                   ---------

                              NEGATIVE COVENANTS
                              ------------------

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

     SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any of the Credits except for the purposes stated in Article I hereof.

                                  ARTICLE VI
                                  ----------

                               EVENTS OF DEFAULT
                               -----------------

     SECTION 6.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections

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(a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder has incurred any debt or other liability to any person or entity, including Bank.

     (e) The filing of a notice of judgment lien against Borrower or any guarantor hereunder; or the recording of any abstract of judgment against Borrower or any guarantor hereunder in any county in which Borrower or such guarantor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any guarantor hereunder; or the entry of a judgment against Borrower or any guarantor hereunder.

     (f) Borrower or any guarantor hereunder shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any guarantor hereunder shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the

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United States Code, as amended or recodified from time to time ("Bankruptcy
Code"), or under any state or Federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any guarantor hereunder, or Borrower or any such guarantor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or such guarantor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Guarantor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or Federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

     (h) The death or incapacity of any guarantor. The dissolution or liquidation of Borrower or any guarantor; or Borrower or any such guarantor, or any of their directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such guarantor.

     (i) Any change in ownership during the term of this Agreement of an aggregate of twenty-five percent (25%) or more of

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

the common stock of Borrower.

     SECTION 6.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any of the Credits and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

                                  ARTICLE VII
                                  -----------

                                 MISCELLANEOUS
                                 -------------

     SECTION 7.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or

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

otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 7.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER:      Optima Wheel, Inc.
                    15300 Valley View
                    La Mirada, CA 90638

     BANK:          WELLS FARGO BANK, NATIONAL ASSOCIATION
                    100 North Harbor Blvd, Suite 200
                    Anaheim, CA 92805

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 7.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank-in

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

connection with a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, and including any of the foregoing incurred in connection with any bankruptcy proceeding relating to Borrower.

     SECTION 7.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any of the Credits, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

     SECTION 7.5, ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement

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

between Borrower and Bank with respect to the Credits and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party. beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 7.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 7.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent Bank has greater rights or remedies under Federal law, whether as a national bank or

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

otherwise, in which case such choice of California law shall not be deemed to deprive Bank of any such rights and remedies as may be available under Federal law.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Optima Wheel, Inc.                 WELLS FARGO BANK,
                                        NATIONAL ASSOCIATION


By:  /S/ MICHAEL J. JOYCE PRES     By:  /S/ FRANK J. WEBER
   ---------------------------        -------------------------
     Michael J. Joyce                   Frank J. Weber
     President                          Vice President

               FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 26, 1996, by and between OPTIMA
WHEEL, INC., a California corporation ("Borrower"), and WELLS
FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                            RECITALS
                            --------
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of September 1, 1995, as amended fromtime to time ("Credit Agreement").

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. Section 1.1.(a) is hereby amended by deleting "Three Million Dollars ($3,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Three Million Five Hundred Thousand Dollars ($3,500,000.00)," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in

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
and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

     2. Section 1.4. (c) is hereby deleted in its entirety, and the following substituted therefor:

          "(c) LINE OF CREDIT COMMITMENT FEE.
          Borrower shall pay to Bank a non-
          refundable commitment fee for the
          Line of Credit equal to Five Hundred
          Dollars ($500.00), which commitment
          fee shall be due and payable in full
          upon execution of this amendment."

     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

OPTIMA WHEEL, INC.                      WELLS FARGO BANK,
                                             NATIONAL ASSOCIATION


By:  /S/ MICHAEL J. JOYCE PRES          By:  /S/ FRANK J. WEBER
    --------------------------              ---------------------
     Michael J. Joyce                        Frank J. Weber
     President                               Vice President

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